As filed with the Securities and Exchange Commission on August 21, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERUS N.V.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Yalelaan 62

3584 CM Utrecht

The Netherlands

(Address and telephone number of registrant’s principal executive offices)

Merus US, Inc.

139 Main St. Suite 302

Cambridge MA, 02142

+ 1 (617) 401-4499

(Name, address and telephone number of agent for service)

Copies to:

Peter N. Handrinos, Esq. Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 +1 617 948 6000	Paul van der Bijl NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands +31 20 717 1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration fee
Common shares, €0.09 nominal value per share	7,944,417	$126,157,342	$15,291(2)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from share splits, share dividends, recapitalizations or certain other capital adjustments.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported for the registrant’s common shares on August 14, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 21, 2019.

PROSPECTUS

7,944,417 Common Shares

Offered by the Selling Shareholders

This prospectus relates to the proposed resale or other disposition of up to 7,944,417 of our common shares by the selling shareholders identified in this prospectus. We are not selling any common shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of common shares by the selling shareholders

The selling shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the common shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The common shares offered by this prospectus may be offered by the selling shareholders directly to purchasers or to or through underwriters, brokers or dealers, or other agents. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 37 for more information about how the selling shareholders may sell or dispose of their common shares.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common shares are listed on The Nasdaq Global Market under the symbol “MRUS.” On August 20, 2019, the last reported sale price of our common shares on The Nasdaq Global Market was $18.12 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2019.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC under which the selling shareholders may, from time to time, sell up to 7,944,417 of our common shares in one or more offerings, as described in this prospectus. The information contained in this prospectus may be supplemented by a prospectus supplement, which may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any common shares, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any issuer free writing prospectus. Neither we nor the selling shareholders have authorized any other person to provide you with different information or to make any representation other than those contained or incorporated by reference in this prospectus. If any person provides you with different or inconsistent information, you should not rely on it. The selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Merus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Merus N.V. and our consolidated subsidiary, unless otherwise specified. When we refer to “you,” we mean the holders of the securities.

PRESENTATION OF FINANCIAL INFORMATION

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements presented or incorporated by reference in this prospectus were prepared in accordance with generally accepted accounting principles in the United States. We present our financial statements in euros and in accordance with IFRS as issued by the IASB. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. All references in this prospectus to “$” and “U.S. dollars” mean U.S. dollars and all references to “€” mean euros, unless otherwise noted.

ABOUT THE COMPANY

We are a clinical-stage immuno-oncology company developing innovative bispecific antibody therapeutics. Our pipeline of full-length human bispecific antibody candidates, which we refer to as Biclonics®, are generated from our Biclonics® technology platform, which is able to generate a diverse array of antibody-heavy chains against virtually any target, paired with a common light chain. Two heavy chains paired with a common light chain can be combined to produce novel bispecific antibodies that bind to a diverse array of targets and display differentiated biology. By binding to two different targets, Biclonics® can provide a variety of mechanisms of action. We are developing MCLA-128 for the treatment of HER2-expressing solid tumors and other solid tumors, MCLA-117 for the treatment of acute myeloid leukemia, MCLA-158 for the potential treatment of solid tumors and MCLA-145, which is being developed in collaboration with Incyte Corporation, for the potential treatment of solid tumors. We also have a pipeline of proprietary antibody candidates in preclinical development.

Our principal executive offices are located at Yalelaan 62, 3584 CM Utrecht, the Netherlands. Our telephone number at this address is +31 30 253 8800.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering of our common shares, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which will occur when the market value of our common shares held by non-affiliates exceeds $700 million as of the end of the second quarter of the fiscal year and (4) the date on which we have issued more than an aggregate of $1.0 billion in non-convertible debt during the prior three-year period.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of our common shares. The occurrence of any of these risks might cause you to lose all or part of your investment in our common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus and the documents incorporated herein can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and in the documents incorporated herein and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those referenced under the section titled “Risk Factors” in this prospectus. Forward-looking statements include, but are not limited to, statements about:

•	our operations as a clinical-stage company with a limited operating history and a history of operating losses;

•	uncertainty about the initiation, timing, progress and results of clinical trials of our bispecific antibody candidates, including regarding when results of such trials will be made public;

•	our expectations related to payments and clinical development under our collaboration agreement with Incyte Corporation, or Incyte;

•	our clinical development plans for MCLA-128, MCLA-117, MCLA-158, and MCLA-145;

•

research and/or development of preclinical programs being co-developed with Incyte, Simcere Pharmaceutical Group, and Betta Pharmaceuticals Co. Ltd, or Betta, and for other bispecific antibody candidates;

•	the timing or likelihood of regulatory filings and approvals for any of our bispecific antibody candidates;

•	our ability to establish sales, marketing and distribution capabilities for any of our bispecific antibody candidates for which we may obtain regulatory approval;

•	our ability to establish and maintain manufacturing arrangements for our bispecific antibody candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our bispecific antibody candidates and related technology;

•	our ability to defend against any claims by third parties that we are infringing upon their intellectual property rights;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

•	the rate and degree of market acceptance of our bispecific antibody candidates;

•	the impact of government laws and regulations on our business;

•	our competitive position; and

•	other risk factors under “Risk Factors” in this prospectus or included in the documents incorporated by reference into this prospectus.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference into this prospectus. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019 derived from our unaudited financial statements incorporated by reference into this prospectus:

(euro in thousands)
Cash and cash equivalents	€131,993

Shareholders’ equity:
Issued capital:
Common shares	2,105
Share premium	264,878
Accumulated loss	(190,214)

Total equity (deficit)	76,769

Total capitalization	€76,769

The table above excludes:

•	3,282,510 common shares issuable upon the exercise of share options outstanding as of June 30, 2019 at a weighted average exercise price of €13.27 per share;

•	76,972 common shares issuable upon the vesting of restricted share units outstanding as of June 30, 2019; and

•

810,334 common shares reserved for future issuance under our 2016 Incentive Award Plan, or the 2016 Plan, and common shares that may become available pursuant to provisions in the 2016 Plan that automatically increase the share reserve under the 2016 Plan.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common shares in this offering. The selling shareholders will receive all of the proceeds from this offering.

The selling shareholders will pay any underwriting discounts, selling commissions and share transfer taxes or any other expenses incurred by the selling shareholders in connection with the sale of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association and relevant provisions of Dutch law. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our articles of association and Dutch law in effect as of the date of this prospectus. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Dutch law and our articles of association, which is filed as an exhibit to the registration statement of which this prospectus is a part.

General

We were incorporated on June 16, 2003 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. In connection with the initial public offering of our common shares, we converted into a Dutch public company with limited liability (naamloze vennootschap).

We are registered with the Dutch Trade Register (handelsregister) under number 30189136. Our corporate seat is in Utrecht, the Netherlands, and our registered office is Yalelaan 62, 3584 CM Utrecht, the Netherlands.

Share Capital

Common Shares

As of June 30, 2019, our issued share capital was €2,105,395.83, comprised of 23,393,287 common shares, nominal value €0.09 per share. As of June 30, 2019, our authorized share capital was comprised of 45,000,000 common shares and 45,000,000 preferred shares, nominal value €0.09 per share.

Preferred Shares

On May 24, 2016, we entered into a call option agreement with an independent foundation (stichting) under Dutch law called Stichting Continuïteit Merus, or the Protective Foundation, which agreement was most recently amended on August 27, 2018, pursuant to which the Protective Foundation would be allowed to acquire a number of preferred shares, which number is equal to the lesser of the following numbers: (i) the total number of shares (of whichever class) of our issued capital held by third parties immediately prior to the issuance of such preferred shares less the number of preferred shares already held by the Protective Foundation at that time (if any) and less one; or (ii) the maximum number of preferred shares that may be issued under our authorized capital as included in the Articles of Association, without approval by our general meeting of shareholders or our board of directors. As of June 30, 2019, there were no preferred shares outstanding, and we have no present plans to issue any preferred shares other than pursuant to an exercise by the Protective Foundation of its rights under the call option agreement.

History of Share Capital

Since January 1, 2016, our issued share capital has changed as provided below.

On March 16, 2016, we issued 12,107 common shares upon the exercise of options by the former Chairman of our board of directors (through the STAK) for aggregate consideration of €23,317 in cash.

On May 6, 2016, we effected a 1-for-1.80 reverse share split of our common shares and all classes of our preferred shares issued at that time.

On May 19, 2016, in connection with the listing of our common shares on The Nasdaq Global Market, or Nasdaq, we effected a conversion of all issued and outstanding preferred shares into 8,627,712 common shares, and we issued a total of 1,312,718 common shares to holders of our preferred shares in satisfaction of accrued and unpaid dividends.

On May 24, 2016, we issued 5,500,000 common shares upon the closing of the initial public offering of our common shares, or IPO, at a price per share of $10.00. On May 26, 2016, we issued 639,926 common shares upon the exercise in part of the underwriters’ option to purchase additional shares. We received aggregate net proceeds of $53.3 million, after deducting underwriting discounts and commissions and offering expenses payable by us, from our IPO and the exercise of the underwriters’ option to purchase additional shares.

On January 23, 2017, we issued 3,200,000 common shares to Incyte Corporation at price per share of $25.00, for an aggregate purchase price of $80.0 million.

In January 2017, we issued 96,816 common shares upon the exercise of options by directors, officers, and employees for aggregate consideration of €189,574 in cash and granted 214,096 restricted share units, or RSUs.

In February 2017, we issued 8,846 common shares upon the exercise of options by directors, officers, and employees for aggregate consideration of €18,865 in cash.

In May 2017, we issued 783 common shares upon the exercise of options by employees for aggregate consideration of €1,511 in cash.

In June 2017, we issued 4,424 common shares upon the exercise of options by employees for aggregate consideration of €16,858 in cash.

In July 2017, we issued 7,331 common shares upon the vesting of RSUs.

In September 2017, we issued 5,556 common shares upon the exercise of options by an employee for aggregate consideration of €10,723 in cash.

In October 2017, we issued 20,241 common shares upon the exercise of options by an employee for aggregate consideration of €69,088 in cash.

In January 2018, we issued 6,876 common shares upon the exercise of options by employees for aggregate consideration of €13,271 in cash and we issued 48,639 common shares upon the vesting of RSUs.

In February 2018, we issued 27,165 common shares upon the exercise of options by employees for aggregate consideration of €52,428 in cash and we issued 4,055 common shares upon the vesting of RSUs.

On February 15, 2018, we issued 3,099,997 common shares to certain new and existing investors at price per share of $18.00, for an aggregate purchase price of $55.8 million.

In July 2018, we issued 47,279 common shares upon the exercise of options by employees for aggregate consideration of €583,111 in cash.

In August 2018, we issued 1,750 common shares upon the exercise of options by employees for aggregate consideration of €23,865 in cash.

In September 2018, we issued 40,564 common shares upon the exercise of options by employees for aggregate consideration of €97,598 in cash.

In October 2018, we issued 12,254 common shares upon the exercise of options by employees for aggregate consideration of €106,179 in cash.

In December 2018, we issued 600,000 common shares to Regeneron Pharmaceuticals Inc. at a price per share of $25.00, for an aggregate purchase price of $15.0 million, or €13.1 million.

From March 2018 through December 2018, we issued 4,055 common shares upon the vesting of RSUs each month.

In January 2019, we issued 7,134 common shares upon the exercise of options by officers and employees for aggregate consideration of €22,406 in cash and issued 4,055 common shares upon the vesting of RSUs.

In February 2019, we issued 1,379 common shares upon the exercise of options by employees for aggregate consideration of €2,661 in cash and issued 4,055 common shares upon the vesting of RSUs.

From March 2019 through May 2019, we issued 4,055 common shares upon the vesting of RSUs each month.

In June 2019, we issued 1,467 common shares upon the exercise of options by employees for aggregate consideration of €2,831 in cash and issued 4,055 common shares upon the vesting of RSUs.

Options

We have established equity incentive plans pursuant to which we have issued options to purchase common shares and RSUs to employees and directors. As of June 30, 2019, there were options and RSUs outstanding to purchase 3,359,482 common shares.

The table below summarizes our share options outstanding as of June 30, 2019 that we have granted to our directors and our employees pursuant to our equity incentive plans. Share options granted under the Merus B.V. 2010 Employee Option Plan, or the 2010 Plan, have a term of eight years from grant date and share options granted under the 2016 Plan have a term of ten years from grant date.

Share Options Granted Under the

Merus B.V. 2010 Employee Option Plan

Grant Date	Number of Share Options	Exercise Price Per Share Option
July 1, 2009 (employee)	556	€13.50
October 1, 2009 (employee)	444	€13.50
June 4, 2010 (officers and employees)	75,600	€1.93
August 17, 2010 (officer)	7,556	€1.93
September 15, 2010 (director and employee)	3,223	€1.93
May 1, 2011 (employee)	333	€1.93
September 9, 2011 (director)	1,042	€1.93
November 3, 2011 (employees)	1,399	€1.93
November 4, 2011 (director)	2,778	€1.93
September 4, 2012 (officers and employees)	29,050	€1.93
October 18, 2012 (directors)	3,820	€1.93
June 17, 2013 (employees)	10,493	€1.93
June 17, 2014 (officers and employees)	34,008	€1.93
July 17, 2014 (directors)	8,022	€1.93
March 16, 2015 (officers and employees)	167,233	€1.93
June 4, 2015 (directors)	36,944	€5.94
August 21, 2015 (directors)	36,632	€7.20
October 30, 2015 (officers and employees)	432,766	€7.20
December 16, 2015 (officer)	98,085	€7.20
March 21, 2016 (directors)	25,112	€8.46

Share Options Granted Under the

Merus N.V. 2016 Incentive Award Plan, as amended

Grant Date	Number of Share Options	Exercise Price Per Share Option
May 18, 2016 (directors)	68,000	€8.87
October 29, 2016 (officer)	219,890	$18.41
November 1, 2016 (officer)	183,241	$16.80
January 1, 2017 (officers)	707,734	$21.11
January 17, 2017 (employees)	74,450	$24.00
February 15, 2017 (employee)	50,000	$25.90
March 13, 2017 (employee)	20,000	$29.29
March 27, 2017 (employee)	1,300	$25.00
April 13, 2017 (employee)	7,000	$19.38
May 24, 2017 (directors)	33,900	$18.23
May 29, 2017 (employees)	31,700	$19.17
July 1, 2017 (employee)	20,000	$15.85
October 4, 2017 (employee)	14,149	$20.80
November 9, 2017 (employees)	54,500	$15.95
February 21, 2018 (employees and officers)	435,468	$17.94
April 4, 2018 (officer)	14,000	$18.25
June 25, 2018 (advisor)	5,040	$20.30
June 28, 2018 (director)	12,500	$21.13
July 4, 2018 (advisor)	5,040	$24.48
July 20, 2018 (director)	29,898	$23.30
August 1, 2018 (advisor)	10,080	$22.30
August 19, 2018 (employees)	39,450	$19.10
October 24, 2018 (employees)	55,000	$14.01
November 5, 2018 (director)	7,669	$14.83
November 16, 2018 (employee)	4,200	$14.06
January 10, 2019 (director)	17,000	$14.39
February 20, 2019 (officers and employees)	842,071	$11.16
March 19, 2019 (director)	17,000	$12.54
March 21, 2019 (employees)	5,600	$12.89
April 23, 2019 (employees)	1,800	$15.09
May 1, 2019 (employees)	26,400	$15.67
May 28, 2019 (employee)	10,000	$13.02
June 3, 2019 (employees)	11,800	$13.74
June 6, 2019 (employees)	23,300	$13.23
June 12, 2019 (directors)	51,000	$13.35
June 24, 2019 (employees)	3,700	$14.09

Restricted Share Units Granted Under the

Merus N.V. 2016 Incentive Award Plan, as amended

Grant Date	Number of Share Subject to Vesting
January 1, 2017 (officers)	214,096

Articles of Association

Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles of Association and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Amendment of Articles of Association

The general meeting of shareholders can only resolve to amend the Articles of Association at the proposal of the board of directors. A resolution by the general meeting of shareholders to amend the Articles of Association requires a simple majority of the votes cast.

Company’s Shareholders’ Register

We must keep our shareholders’ register accurate and up-to-date. The board of directors keeps our shareholders’ register and records names and addresses of all holders of shares, showing the date on which the shares were acquired, the date of the acknowledgement of the transfer by or notification of the transfer to us as well as the amount paid on each share. The register also includes the names and addresses of those with a right to use and enjoyment in common shares belonging to another person (vruchtgebruik) or a pledge in respect of shares, as well as any other particulars which must be recorded in our shareholders’ register pursuant to Dutch law.

Corporate Objectives

Our corporate objectives are: (1) to develop products and services in the area of biotechnology, (2) to finance group companies or other parties, (3) to borrow, to lend to raise funds, including the issue of bonds, promissory notes or other financial instruments or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned, (4) to supply advice and to render services to group companies and other parties, (5) to render guarantees, to bind us, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties, (6) to incorporate, to participate in any way whatsoever in, to manage, to supervise and to hold any other interest in other entities, companies, partnerships and businesses, (7) to obtain, alienate, encumber, manage and exploit registered property and items of property in general, (8) to trade in currencies, securities and items of property in general, (9) to develop and trade in patent, trademarks, licenses, know-how and other intellectual property rights, and (10) to perform any and all activity of an industrial, financial or commercial nature and to do anything which in the broadest sense is connected with or may be conducive to the above-mentioned objects.

Limitation on Liability and Indemnification Matters

Under Dutch law, directors may be held liable by us or by third parties for damages in the event of improper or negligent performance of their duties, including as a result of infringement of our Articles of Association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Directors and certain other officers are insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as such directors or officers. We have also entered into agreements with our directors and our senior management to indemnify them against expenses and liabilities to the fullest extent permitted by law. These agreements provide, subject to certain exceptions, for indemnification for related expenses including, among other expenses, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding. In addition, our Articles of Association provide for indemnification of our current and former directors (and such other of our current or former officer or employee as designated by our board of directors), including reimbursement for reasonable legal fees and damages or fines based on acts or failures to act in their duties. No indemnification shall be given to an indemnified officer (1) if a competent court or arbitral tribunal has established, without possibility for appeal, that the acts or omissions of such indemnified officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings resulted from either an improper performance of his or her duties as an officer of the company or an unlawful or illegal act, (2) to the extent that his or her financial losses, damages and expenses are covered by insurance and the insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so) and (3) in relation to proceedings brought by such indemnified officer against us, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our Articles of Association or an agreement between such indemnified officer and us which has been approved by our board of directors. Furthermore, indemnification under our Articles of Association will generally not be available in instances of willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct unless Dutch law provides otherwise.

Shareholders’ Meetings and Consents

General Meeting

General meetings of shareholders are held in Utrecht, Amsterdam, Rotterdam, The Hague or in the municipality of Haarlemmermeer (Schiphol Airport), all of which are in the Netherlands. The annual general meeting of shareholders must be held within six months of the end of each financial year. Additional extraordinary general meetings of shareholders may also be held, whenever considered appropriate by the board of directors. An additional extraordinary general meeting of shareholders must also be held within three months after our board of directors has considered it to be likely that our shareholders’ equity has decreased to an amount equal to or lower than half of our paid up and called up capital, in order to discuss the measures to be taken if so required. If our board of directors has failed to ensure the annual general meeting of shareholders or the mandatory extraordinary general meeting of shareholders is held, each shareholder or others with meeting rights under Dutch law may be authorized by the competent Dutch court in preliminary relief proceedings to do so.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law, who jointly represent at least one-tenth of the issued capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If our board of directors has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the requesting party/parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders.

General meetings of shareholders can be convened by a notice to be published in a Dutch daily newspaper with national circulation, which shall include an agenda stating the items to be voted and/or discussed and any other particulars required under Dutch law. The agenda shall include such items as have been included therein by the board of directors. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law, representing at least 3% of the issued share capital. Requests must be made in writing and received by us at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda, unless by a unanimous vote of all shareholders and others with voting rights.

In accordance with the Dutch Corporate Governance Code, or DCGC, shareholders are expected to exercise the right of requesting the convening of a general meeting of shareholders or of putting an item on the agenda only after consulting the board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in our strategy (e.g., the removal of directors), the board of directors should be given the opportunity to invoke a reasonable response time of up to 180 days after the board of directors is informed of the intentions of the shareholder(s). The board of directors should use this period for further deliberation, constructive consultation (in any event with the shareholder(s) who have made the request) and the exploration of alternatives. At the end of the response period, the board of directors should report its actions to the general meeting of shareholders. The response time may be invoked only once for any given general meeting of shareholders and may not be invoked for an agenda item in respect of which the response period has been invoked previously or for a general meeting of shareholders if a shareholder holds at least 75%

of our issued share capital as a consequence of a successful public offer (irrespective of whether the offer was friendly or hostile).

The general meeting is presided over by the chairman of the board of directors. If no chairman has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by the chief executive officer. If no chief executive officer has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by another director present at the meeting. If no director is present at the meeting, the general meeting shall be presided over by any other person appointed by the general meeting. In each case, the person who should chair the general meeting pursuant to the rules described above may appoint another person to chair the general meeting instead. Directors may always attend a general meeting of shareholders. In these meetings, they have an advisory vote. The chairman of the meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such right, to vote. For this purpose, those who have voting rights and/or meeting rights under Dutch law on the record date for a general meeting of shareholders (i.e., the 28th day prior to the meeting) and are recorded as such in a register designated by the board of directors shall be considered to have those rights, irrespective of whoever is entitled to the shares at the time of the general meeting of shareholders. The board of directors is free to determine, when convening a general meeting of shareholders, whether to apply a record date.

Quorum and Voting Requirements

Each common share and each preferred share carries the right to cast one vote at the general meeting of shareholders. This right can be exercised in person or by proxy. No vote may be cast at a general meeting of shareholders in respect of a share belonging to us or any of our subsidiaries or in respect of a share for which we or any of our subsidiaries holds the depository receipts. Persons with a right to the use and enjoyment of our shares held by another person and pledgees of shares belonging to us or our subsidiaries are not precluded from exercising their voting rights if the right to use and enjoyment or pledge was created before the relevant share belonged to us or one of our subsidiaries. We and our subsidiaries may not vote shares in respect of which we or any of our subsidiaries hold(s) a right of use and enjoyment or a pledge. Shares which cannot be voted pursuant to these rules will not be taken into account for the purpose of determining the number of votes cast, or the amount of the share capital that is represented, at a general meeting of shareholders.

In accordance with Dutch law and generally accepted business practices, our Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders. Quorum requirements will only apply pursuant to Dutch law in case of a limited number of situations. Decisions of the general meeting of shareholders are taken by a simple majority of votes cast, except where Dutch law or our Articles of Association provide for a qualified majority or unanimity.

Board of Directors

Election of Directors

Under our Articles of Association, the directors are appointed by the general meeting of shareholders upon nomination by our board of directors. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the board of directors shall make a new nomination. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled.

At a general meeting of shareholders, a resolution to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of shareholders or in the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting of shareholders shall determine whether that person is appointed as executive director or as non-executive director.

Duties and Liabilities of Directors

Under Dutch law, the board of directors as a collective is responsible for our management, strategy, policy and operations. The executive directors manage our day-to-day business and operations and implement our strategy. The non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all directors and our general state of affairs. Each director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the board of directors regarding a material change in our identity or character requires approval of the general meeting of shareholders.

Dividends and Other Distributions

Amount Available for Distribution

As a Dutch public company with limited liability (naamloze vennootschap), we may only make distributions to the extent that our shareholders’ equity exceeds the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law. Under our Articles of Association, a dividend is first paid out of the profit, if available for distribution, with respect to any preferred shares. After that, the board of directors shall determine which part of the remaining profit shall be added to our reserves. After reservation by the board of directors of any profit, the remaining profit will be at the disposal of the general meeting of shareholders for distribution on our common shares. However, a distribution to the holders of common shares can only be resolved upon by the general meeting upon a proposal of the board of directors.

We may only make a distribution of dividends after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends (or other interim distributions) without the approval of the general meeting of shareholders. The general meeting of shareholders, subject to certain requirements and a proposal to that effect made by the board of directors, may decide to make distributions from our distributable reserves. The board of directors, however, may resolve to charge amounts to be paid up on shares against our reserves, irrespective of whether those shares are issued to existing shareholders.

Dividends and other distributions shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the board of directors. If it concerns a distribution in the form of assets, the board of directors shall determine the value attributed to such distribution for purposes of recording the distribution in our accounts with due observance of applicable law (including the applicable accounting principles). Claims to dividends and other distributions not paid within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring). For the purpose of calculating the amount or allocation of any distribution, shares held by us in our own capital shall not be taken into account. No distribution shall be made to us in respect of shares held by us in our own capital.

We do not anticipate paying any cash dividends for the foreseeable future.

Squeeze out Procedures

Under Dutch law, a shareholder who, alone or together with one or more group companies, for his/their own account contribute(s) at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam court of Appeal, or Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the shareholder acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to such shareholder. Unless the addresses of all of them are known to the acquiring shareholder, such shareholder is required to publish the same in a Dutch daily newspaper with a national circulation.

Protective measures

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Our governance arrangements include several provisions that may have the effect of making a takeover of our company more difficult or less attractive. In this respect, our general meeting of shareholders has granted the right to the Protective Foundation to acquire preferred shares pursuant to a call option agreement entered into on May 6, 2016, or the call option agreement, which agreement was most recently amended on August 27, 2018. This call option is continuous in nature and can be exercised repeatedly on multiple occasions. If the Protective Foundation exercises the call option pursuant to the call option agreement, a number of preferred shares, which number is equal to the lesser of the following numbers: (i) the total number of shares (of whichever class) of our issued capital held by third parties immediately prior to the issuance of such preferred shares less the number of preferred shares already held by the Protective Foundation at that time (if any) and less one; or (ii) the maximum number of preferred shares that may be issued under our authorized capital as included in the Articles of Association, will be issued to the Protective Foundation. These preferred shares will be issued to the Protective Foundation under the obligation to pay up to 25% of their nominal value upon issuance. In order for the Protective Foundation to finance the issue price in relation to the preferred shares, the Protective Foundation intends to enter into a finance arrangement with a bank. As an alternative to securing financing with a bank, subject to applicable restrictions under Dutch law, the call option agreement provides that the Protective Foundation may request us (1) to provide, or cause our subsidiaries to provide, sufficient funding to the Protective Foundation to enable it to satisfy the payment obligation (or part thereof) in cash and/or (2) to charge an amount equal to the payment obligation (or part thereof) against our profits and/or reserves in satisfaction of such payment obligation. The Protective Foundation’s Articles of Association provide that it will promote and protect the best interests of us, our associated business and our stakeholders and opposing influences that conflict with these interests and threaten our strategy, continuity, independence and/or identity. These influences may include a third party acquiring a significant percentage of our common shares, the announcement of an unsolicited public offer for our common shares, other concentration of control over our common shares or any other form of undue pressure on us to alter our strategic policies. The Protective Foundation is structured to operate independently of us.

As indicated above, if the Protective Foundation would exercise its call option, the preferred shares to be issued pursuant thereto shall be issued against the obligation to pay up to 25% of their nominal value. The voting rights of our shares are based on nominal value and, as we expect our common shares to trade substantially in excess of nominal value, preferred shares issued at 25% of their nominal value can carry significant voting power for a substantially reduced price compared to the price of our common shares and thus can be used as a defensive measure. These preferred shares will have both a liquidation and dividend preference over our common shares and will accrue cash dividends at a pre-determined rate.

The Protective Foundation would be expected to require us to cancel its preferred shares once the perceived threat to the company and its stakeholders has been removed or sufficiently mitigated or neutralized. However, subject to the same limitations described above, the Protective Foundation would continue to have the right to exercise the call option in the future in response to a new threat to the interests of us, our business and our stakeholders from time to time.

In addition, our Articles of Association contain certain provisions which might have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. These provisions include:

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requirements that certain shareholder matters, including the amendment of our Articles of Association may only be voted on by the general meeting of shareholders at the proposal of our board of directors;

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a provision that our directors may only be removed by the general meeting of shareholders by a two-thirds majority of votes cast, provided such majority represents more than half of our issued share capital if such removal is not proposed by our board of directors; and

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our directors being appointed on the basis of a binding nomination by our board of directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital (in which case the board of directors shall make a new nomination).

Also, we have implemented staggered terms of our directors, as a result of which our directors are not all subject to election in any one year.

Comparison of Dutch Corporate Law and Our Articles of Association and U.S. Corporate Law

The following comparison between Dutch corporation law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the Dutch Civil Code, and Delaware corporation law, including the Delaware General Corporation Law.

Corporate Governance

Duties of Directors

The Netherlands. We have a one-tier board structure consisting of one or more executive directors and one or more non-executive directors. Under Dutch law, the board of directors as a collective is responsible for the management and the strategy, policy and operations of the company. See “—Board of Directors—Duties and Liabilities of Directors.”

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Director Terms

The Netherlands. The DCGC provides the following best practice recommendations on the terms for directors’ service:

•	Executive directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms executive directors may serve.

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Non-executive directors should be appointed for two consecutive periods of no more than four years. Thereafter, non-executive directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that any reappointment after an eight-year term of office should be disclosed and explained in the company’s annual board report.

Our executive director currently has an employment agreement with us for an indefinite period of time.

The general meeting of shareholders shall at all times be entitled to suspend or remove a director. Under our Articles of Association, the general meeting of shareholders may only adopt a resolution to suspend or remove such director by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital, unless the resolution is passed at the proposal of the board of directors, in which case a simple majority of the votes cast is sufficient.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Director Vacancies

The Netherlands. Under Dutch law, directors are appointed and reappointed by the general meeting of shareholders. Under our Articles of Association, directors are appointed by the general meeting of shareholders upon the binding nomination by our board of directors. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the board of directors shall make a new nomination. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled.

Under our Articles of Association, a resolution of the general meeting of shareholders to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of shareholders or in the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting of shareholders shall determine whether that person is appointed as executive director or as non-executive director.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-Interest Transactions

The Netherlands. Under Dutch law and our Articles of Association, our directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a conflict of interest with us. Our Articles of Association provide that if as a result thereof no resolution of the board of directors can be adopted, the resolution can nonetheless be adopted by the board of directors as if none of the directors had a conflict of interest. In that case, each director is entitled to participate in the discussion and decision-making process and to cast a vote.

The DCGC provides the following best practice recommendations in relation to conflicts of interests:

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a director should report any potential conflict of interest in a transaction that is of material significance to the company and/or to such director to the other directors without delay, providing all relevant information in relation to the conflict;

•	the board of directors should then decide, outside the presence of the director concerned, whether there is a conflict of interest;

•	transactions in which there is a conflict of interest with a director should be agreed on arms’ length terms; and

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a decision to enter into such a transaction in which there is a conflict of interest with a director that is of material significance to the company and/or to such director shall require the approval of the board of directors, and such transactions should be disclosed in the company’s annual board report.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy Voting by Directors

The Netherlands. An absent director may issue a proxy for a specific board meeting but only to another director in writing (including in electronic form).

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder Rights

Voting Rights

The Netherlands. In accordance with Dutch law and our Articles of Association, each issued common share confers the right to cast one vote at the general meeting of shareholders. No vote may be cast at a general meeting of shareholders in respect of a share belonging to us or any of our subsidiaries or in respect of a share for which we or any of our subsidiaries holds the depository receipts. Persons with a right to the use and enjoyment of our shares held by another person and pledgees of shares belonging to us or our subsidiaries are not precluded from exercising their voting rights if the right to use and enjoyment or pledge was created before the relevant share belonged to us or one of our subsidiaries. We and our subsidiaries may not vote shares in respect of which we or any of our subsidiaries hold(s) a right of use and enjoyment or a pledge. Shares which cannot be voted pursuant to these rules will not be taken into account for the purpose of determining the number of votes cast, or the amount of the share capital that is represented, at a general meeting of shareholders.

For each general meeting of shareholders, the board of directors may apply a record date in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

The Netherlands. Pursuant to our Articles of Association, extraordinary general meetings of shareholders will be held whenever required under Dutch law or whenever our board of directors deems such to be appropriate or necessary. Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law representing at least one-tenth of the issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If our board of directors has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the requesting party/parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders.

Also, under our Articles of Association, the agenda for a general meeting of shareholders shall include such items requested by one or more shareholders, and others with meeting rights under Dutch law, representing at least 3% of the issued share capital. Requests must be made in writing and received by us at least 60 days before the day of the meeting. In accordance with the DCGC, shareholders are expected to exercise the right of requesting the convening of a general meeting of shareholders or of putting an item on the agenda only after consulting the board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in our strategy (e.g., the removal of directors), the board of directors should be given the opportunity to invoke a reasonable response time of up to 180 days after the board of directors is informed of the intentions of the shareholder(s). The board of directors should use this period for further deliberation, constructive consultation (in any event with the shareholder(s) who have made the request) and the exploration of alternatives. At the end of the response period, the board of directors should report its actions to the general meeting of shareholders. The response time may be invoked only once for any given general meeting of shareholders and may not be invoked for an agenda item in respect of which the response period has been invoked previously or for a general meeting of shareholders if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public offer (irrespective of whether the offer was friendly or hostile).

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

The Netherlands. Our Articles of Association do not allow shareholders’ resolutions to be adopted in writing without holding a meeting of shareholders. However, holders of preferred shares may pass resolutions in writing instead of at a meeting by a unanimous vote of all shareholders concerned. These votes may be cast electronically.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

The Netherlands. The concept of appraisal rights is not known as such under Dutch law.

However, pursuant to Dutch law a shareholder who, alone or together with one or more group companies, for his/their own account contribute(s) at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. See “—Shareholder Vote on Certain Reorganizations—The Netherlands.”

Furthermore, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another Member State of the European Economic Area, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation is to be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

The Netherlands. In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. If individual shareholders bring an action for damages against such a third party in their name, a court will under normal circumstances dismiss such a claim. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder could that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself can under the current state of the law not result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages. A new statutory regime that is currently expected to enter into force sometime in 2019 will remove the restrictions on seeking monetary damages on a collective basis while at the same time imposing additional requirements on collective action organizations as well as certain enhanced admissability thresholds for collective actions.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

The Netherlands. Under Dutch law, a limited liability company may not subscribe for newly issued shares in its own capital. A limited liability company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. We may acquire fully paid shares in our own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and our Articles of Association, we may repurchase fully paid shares in our own capital for valuable consideration to the extent that (i) such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to applicable law and (ii) we would not as a result of such repurchase hold more than 50% of our own issued share capital, including shares held by our subsidiaries and shares in respect of which a pledge has been created in our favor.

Other than shares acquired for no valuable consideration, common shares may only be acquired following a resolution of our board of directors, acting pursuant to an authorization for the repurchase of shares granted by the general meeting of shareholders. An authorization by the general meeting of shareholders for the repurchase of shares can be granted for a maximum period of 18 months. Such authorization must specify the number and class of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. At our annual general meeting of shareholders held on June 12, 2019, our board of directors was authorized, for a period of 18 months following the date of such meeting, to cause the repurchase of fully paid-up shares (or depository receipts for such shares) by us of up to 10% of our issued share capital (determined as at the close of business on the date of that meeting), for a price per share which is higher than nil and not exceeding 110% of the average closing price of our common shares on Nasdaq for the five trading days prior to the date the acquisition is agreed upon by us.

No authorization of the general meeting of shareholders is required if common shares are acquired by us with the intention of transferring such common shares to our employees (including employees of our group companies) under an applicable employee share purchase plan.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Protective Measures

The Netherlands. Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Our governance arrangements include several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including:

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the authorization of a class of preferred shares that can be issued to the Protective Foundation upon the exercise by the Protective Foundation of its call option, in such a manner as to dilute the voting interest of any potential acquirer or activist;

•	the staggered terms of our directors, as a result of which our directors are not all subject to election in any one year;

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a provision that our directors may only be removed by the general meeting of shareholders by a two-thirds majority of votes cast, provided such majority represents more than half of our issued share capital, if such removal is not proposed by our board of directors;

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our directors being appointed on the basis of a binding nomination by our board of directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital (in which case the board of directors shall make a new nomination); and

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requirements that certain shareholder matters, including an amendment of our Articles of Association, may only be voted on by the general meeting of shareholders at the proposal of our board of directors.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of Books and Records

The Netherlands. The board of directors should provide the general meeting of shareholders with all information requested by the general meeting of shareholders, unless this would be contrary to an overriding interest of ours. If the board of directors invokes an overriding interest, it must give its reasons.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Removal of Directors

The Netherlands. The general meeting of shareholders shall at all times be entitled to suspend or remove a director. Under our Articles of Association, the general meeting of shareholders may only adopt a resolution to suspend or remove such a director by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital, unless the resolution is passed at the proposal of the board of directors, in which latter case a simple majority of the votes cast is sufficient.

Delaware. Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Preemptive Rights

The Netherlands. Under Dutch law and our Articles of Association, in the event of an issuance of common shares, each holder of common shares will have a pro rata preemptive right in proportion to the aggregate nominal value of the common shares held by such holder (with the exception of common shares to be issued to our employees or employees of our group companies, common shares issued against a contribution other than in cash, or common shares issued to a party exercising a previously acquired right to subscribe for such common shares). Under our Articles of Association, the preemptive rights in respect of newly issued common shares may be restricted or excluded by a resolution of the general meeting of shareholders at the proposal of the board of directors.

The board of directors may restrict or exclude the preemptive rights in respect of newly issued common shares if it has been designated as the authorized body to do so by the general meeting of shareholders. Such designation can be granted for a period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate the board of directors as the authorized body to do so requires a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

At our annual general meeting of shareholders held on July 20, 2018, our board of directors was authorized for a period of five years from the date of such meeting to limit or exclude preemptive rights in connection with the issue of common shares or the granting of rights to subscribe for common shares pursuant to the use of the authorization also granted at such annual general meeting of shareholders to the board of directors to issue common shares and grant rights to subscribe for common shares up to our authorized share capital as included in our articles of association from time to time.

Under our Articles of Association, no preemptive rights apply in respect of preferred shares.

Delaware. Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

The Netherlands. Dutch law provides that dividends may be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends, interim dividends (or other interim distributions) and distributions from distributable reserves may only be made to the extent that shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or the company’s articles of association.

Under our Articles of Association, a dividend is first paid out of the profit, if available for distribution, with respect to any preferred shares. After that, the board of directors shall determine which part of the remaining profit shall be added to our reserves. After reservation by the board of directors of any profit, the remaining profit will be at the disposal of the general meeting of shareholders for distribution on our common shares. However, a distribution to the holders of common shares can only be resolved upon by the general meeting at the proposal of the board of directors. We may only make a distribution of dividends after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends (or other interim distributions) without the approval of the general meeting of shareholders. The general meeting of shareholders, subject to certain requirements and a proposal to that effect made by the board of directors, may decide to make distributions from our distributable reserves. The board of directors, however, may resolve to charge amounts to be paid up on shares against our reserves, irrespective of whether those shares are issued to existing shareholders.

Dividends and other distributions shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the board of directors. If it concerns a distribution in the form of assets, the board of directors shall determine the value attributed to such distribution for purposes of recording the distribution in our accounts with due observance of applicable law (including the applicable accounting principles). Claims to dividends and other distribution not paid within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).For the purpose of calculating the amount or allocation of any distribution, shares held by us in our own capital shall not be taken into account. No distribution shall be made to us in respect of shares held by us in our own capital.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common shares, property or cash.

Shareholder Vote on Certain Reorganizations

The Netherlands. Under Dutch law, the general meeting of shareholders must approve resolutions of the board of directors relating to a material change in the identity or the character of the company or the business of the company, which includes:

•	a transfer of the business or virtually the entire business to a third party;

•

the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of far-reaching significance for the company; and

•

the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of the company’s assets according to its statement of financial position and explanatory notes or, if the company prepares a consolidated statement of financial position, according to its consolidated statement of financial position and explanatory notes in the last adopted annual accounts of the company.

Under Dutch law, a shareholder who, alone or together with one or more group companies, for his/their own account contribute(s) at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the shareholder acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to such shareholder. Unless the addresses of all of them are known to the acquiring shareholder, such shareholder is required to publish the same in a Dutch daily newspaper with a national circulation.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Remuneration of Directors

The Netherlands. Under Dutch law, we must adopt a remuneration policy for our directors. Such remuneration policy, and changes thereto, shall be adopted by the general meeting of shareholders at the proposal of the board of directors. The board of directors determines the remuneration of the directors in accordance with the remuneration policy. Our executive directors may not participate in the discussions or decision-making regarding the remuneration of executive directors. A proposal by the board of directors with respect to remuneration schemes in the form of shares or rights to shares is submitted by the board of directors to the general meeting for its approval. This proposal must set out at least the maximum number of shares or rights to shares to be granted to the directors and the criteria for granting or amendment.

Our shareholders approved our Supervisory Board Member Compensation Program at a general meeting on May 6, 2016. At our annual general meeting of shareholders held on May 24, 2017, our shareholders approved amendments to such program, and the program was renamed the Non-Executive Director Compensation Program.

Delaware. Under the Delaware General Corporation Law, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.

Dutch Corporate Governance Code

The DCGC contains both principles and best practice provisions for boards of directors, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. A copy of the DCGC can be found on www.mccg.nl. As a listed Dutch company incorporated under Dutch law, we are subject to the DCGC and are required to disclose in our annual report, filed in the Netherlands, whether we comply with the provisions of the DCGC. If we do not comply with the provisions of the DCGC (for example, because of a conflicting Nasdaq requirement or otherwise), we must list the reasons for any deviation from the DCGC in our annual report.

We acknowledge the importance of good corporate governance. However, at this stage, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of Nasdaq and U.S. securities laws that apply to us, or because such provisions do not reflect best practices of global companies listed on Nasdaq.

The discussions below summarize the most important differences between our governance structure and the principles and best practices of the DCGC, as disclosed in our Dutch board report for the financial year 2018:

•	Risk management and internal audit function (best practice provisions 1.2.2, 1.3.1 and 1.3.2)

We have not established an internal audit department. Our board of directors is of the opinion that adequate alternative measures have been taken in the form of the company’s risk management and control systems and that it is presently not necessary to establish an internal audit function.

•	Remuneration (best practice provisions 3.1.2, 3.2.3, 3.3.2 and 3.3.3)

The options granted under the 2010 Plan vest in instalments over a four-year period from the grant date. Twenty-five percent of the options vest on the first anniversary of the vesting commencement date, and the remaining 75% of the options vest in 36 monthly instalments for each full month of continuous service provided by the option holder thereafter, such that 100% of the options shall become vested on the fourth anniversary of the vesting commencement date. The options granted are exercisable once vested. Options will lapse on the eighth anniversary of the date of grant. The options granted under the 2016 Plan will be subject to vesting in accordance with the applicable award agreement and will be exercisable upon vesting. The term of options granted under the 2016 Plan may not be longer than ten years. We do not intend to comply with all of the requirements under best practice provisions 3.1.2, 3.2.3, 3.3.2 and 3.3.3 of the DCGC as we believe it is in the best interest of the company to attract and retain highly skilled management board members on conditions based on market practice, as we believe these are.

Consistent with market practice in the United States, the primary trading jurisdiction of our common shares, and in order to further support our ability to attract and retain the right highly qualified candidates for a position on our board of directors, options awarded to our directors as part of their remuneration are subject to time-based vesting. The 2016 Plan under which shares may be granted (including to the executive directors) provides for the retention of shares for the time period specified in the applicable award agreement. We believe that shares held by the members of our board of directors should be retained for a certain period; however, such period may be shorter than five years.

Consistent with market practice in the United States, our non-executive directors receive rights to acquire common shares in our capital as part of their remuneration and may also receive other equity-based remuneration. We believe that such remuneration structure is appropriate due to our listing on Nasdaq.

Under circumstances, the severance payment to which our President & Chief Executive Officer might become entitled could exceed the maximum recommended by the DCGC. This deviation from the DCGC is justified as it is consistent with market practice in the United States.

•	Majority requirements for dismissal and setting-aside binding nominations (best practice provision 4.3.3)

Our directors are appointed by our general meeting of shareholders upon the binding nomination by our board of directors. Our general meeting of shareholders may only overrule the binding nomination by a resolution passed by a two-thirds majority of votes cast, provided such majority represents more than half of our issued share capital. In addition, except if proposed by our board of directors, our directors may be suspended or dismissed by our general meeting of shareholders at any time by a resolution passed by a two-thirds majority of votes cast, provided such majority represents more than half of the Company’s issued share capital. The possibility to convene a new general meeting of shareholders as referred to in Section 2:120(3) of the Dutch Civil Code in respect of these matters has been excluded in our articles of association. We believe that these provisions support the continuity of the company and its business and that those provisions, therefore, are in the best interests of our shareholders and our other stakeholders.

•	Attendance of board candidates at the general meeting of shareholders (best practice provision 4.1.8)

Due to conflicting appointments, Mr. Sandor and Mr. Lundberg could not be present at our annual general meeting of shareholders held on June 12, 2019, where they were formally appointed as non-executive directors, and Mr. Mehra and Mr. de Koning similarly could not be present where they were formally reappointed as non-executive directors.

Listing

Our common shares are listed on The Nasdaq Global Market under the symbol “MRUS.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by certain of our shareholders of up to 7,944,417 of our common shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. On May 24, 2016, we entered into a Registration Rights Agreement with certain of our existing shareholders, or the RRA, pursuant to which we are obligated, subject to certain limitations, to register such shareholders’ Registrable Securities, as defined in the agreement. On December 20, 2016, we entered into a Share Subscription Agreement, or the Subscription Agreement, with Incyte Corporation, or Incyte. Pursuant to the Subscription Agreement, on January 23, 2017, we issued and sold 3,200,000 of our common shares to Incyte. On February 13, 2018, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with certain new and existing investors. Pursuant to the Purchase Agreement, on February 15, 2018, we issued and sold 3,099,997 of our common shares to these investors in a private placement, or the Private Placement. In this prospectus, we refer to the shareholders whose Registrable Securities are being registered under the registration statement of which this prospectus forms a part, the shareholders from the Private Placement, and Incyte as the “selling shareholders.” See “—Registration Rights Agreements” for a description of certain obligations under our agreements with the selling shareholders to register their shares.

We are registering the above-referenced common shares to permit the selling shareholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” below.

Anand Mehra, a member of our board, is affiliated with Sofinnova Venture Partners IX, L.P. John de Koning, Ph.D., a member of our board, is affiliated with Coöperatief LSP IV U.A. Ton Logtenberg, Ph.D. is our President, Chief Executive Officer, Principal Financial Officer, and a member of our board. The remaining selling shareholders have not, nor within the past three years have had, any position, office or other material relationship with us.

The following table sets forth the number of common shares beneficially owned by the selling shareholders, the number of common shares that may be offered under this prospectus and the number of common shares beneficially owned by the selling shareholders assuming all of the shares covered hereby are sold. The number of common shares in the column “Number of Shares Being Offered” represents all of the common shares that the selling shareholders may offer hereunder. The selling shareholders may sell some, all or none of their common shares. We do not know how long the selling shareholders will hold the common shares before selling them and the common shares may be offered from time to time by the selling shareholders.

The information set forth below is based upon information obtained from the selling shareholders, filings made by the selling shareholders with the SEC, and upon information in our possession regarding the original issuance of the common shares. The percentage of shares beneficially owned by each selling shareholder is based on 23,393,287 common shares outstanding as of June 30, 2019.

The number of common shares beneficially owned by each selling shareholder is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any common shares over which the selling shareholder has sole or shared voting power or investment power as well as any shares that the selling shareholder has the right to acquire within 60 days following June 30, 2019 through the exercise of any right to our share capital.

Except as otherwise indicated, and subject to applicable community property laws, the entities named in the table below have sole voting and investment power with respect to all common shares held by that entity.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering(1)
	Number	Percent		Number	Percent
Entities affiliated with BVF, Inc.(2)	4,514,913	19.3%	2,124,443	2,390,470	10.2%
Sofinnova Venture Partners IX, L.P.(3)	1,961,039	8.4	973,625	987,414	4.2
Entities affiliated with Aquilo Capital Management, LLC(4)	1,391,497	5.9	531,110	860,387	3.7
LSP Life Sciences Fund N.V.(5)	241,341	1.0	222,222	19,119	0.1
Incyte Corporation(6)	3,200,000	13.7	3,200,000	—	—
Coöperatief LSP IV U.A.(7)	1,225,661	5.2	725,661	500,000	2.1
Ton Logtenberg, Ph.D. and BioPhrase B.V.(8)	858,459	3.6	167,356	691,103	2.9

(1)	Assumes that all shares being registered in this prospectus are resold to third parties and that the selling shareholders sell all common shares registered under this prospectus held by them.
(2)

Consists of (a) 2,179,666 shares held directly by Biotechnology Value Fund, L.P. (“BVF”), (b) 1,659,586 shares held directly by Biotechnology Value Fund II, L.P. (“BVF2”), (c) 315,275 shares held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), (d) 100,751 shares held directly by Investment 10, L.L.C. (“Investment 10”), and (e) 259,635 shares held directly by MSI BVF SPV LLC (“MSI”). BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares held by Trading Fund OS. BVF Partners L.P. (“Partners”), as the general partner of BVF and BVF2, the investment manager of Trading Fund OS, Investment 10, and MSI and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, Investment 10, and MSI. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners, Investment 10, and MSI. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. The beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 14, 2019 and information known to us. The address for each of these entities is 44 Montgomery Street, 40th Floor, San Francisco, California 94104.

(3)

Consists of 1,961,039 common shares held directly by Sofinnova Venture Partners IX, L.P. (“Sofinnova VP”). Sofinnova Management IX, L.L.C. (“Sofinnova Management”) is the general partner of Sofinnova VP and Anand Mehra, Michael Powell and James Healy are the managing members of Sofinnova Management. Sofinnova Management, Anand Mehra (a member of our board), Michael Powell and James Healy may be deemed to have shared voting and dispositive power over the shares owned by Sofinnova VP. Such entities and individuals disclaim beneficial ownership over all shares except to the extent of any pecuniary interest therein. Beneficial ownership information is based on information known to us and a Schedule 13D filed with the SEC on September 27, 2017. The address for Sofinnova VP and Sofinnova Management is 3000 Sand Hill Road, Building 4, Suite 250, Menlo Park, California 94025.

(4)

Consists of (a) 1,104,754 common shares held directly by Aquilo Capital, L.P. (“Aquilo”) and (b) 286,743 common shares held directly by Aquilo Capital II, L.P. (“Aquilo II”). Aquilo Capital Management LLC (“Aquilo Management”) is the general partner of Aquilo and Aquilo II and Marc Schneidman is the managing member of Aquilo Management. Aquilo Management and Mr. Schneidman may be deemed to be beneficial owners of the shares held by Aquilo and Aquilo II, and Aquilo and Aquilo II may be deemed to beneficially own the shares held by the other entity. The beneficial ownership information presented is based on a Schedule 13G/A filed with the SEC on February 14, 2019 and information known to us. The address for Aquilo and Aquilo II is One Letterman Drive, Suite D4900, San Francisco, California, 94129.

(5)

LSP Advisory B.V. (“LSP Advisory”) is the sole director of LSP Life Sciences Fund N.V. (“LSP LSF”). The directors of LSP Advisory are Mark Wegter and Geraldine O’Keeffe. As such, LSP Advisory, Mark Wegter and Geraldine O’Keeffe may be deemed to beneficially own and share voting power over the shares held by LSP LSF. LSP Advisory, Mark Wegter and Geraldine O’Keeffe disclaim beneficial ownership of the shares. The beneficial ownership information presented is based on information known to us. LSP LSF’s mailing address is Johannes Vermeerplein 9, 1071 DV Amsterdam, Netherlands.
(6)	The address of Incyte Corporation is 1801 Augustine Cut-off, Wilmington, Delaware 19803.
(7)

LSP IV Management BV (“LSP Management”) is the sole director of Coöperatief LSP IV U.A. (“LSP”). The managing directors of LSP Management are Martijn Kleijwegt, Rene Kuijten and Joachim Rothe. As such, LSP Management, Martijn Kleijwegt, Rene Kuijten and Joachim Rothe may be deemed to beneficially own and share voting power over these shares. LSP Management, Martijn Kleijwegt, Rene Kuijten and Joachim Rothe disclaim beneficial ownership of the shares. John de Koning, a member of our board, is employed as a partner at LSP. Mr. de Koning has no beneficial ownership of these shares, but he has a pecuniary interest in these shares pursuant to his employment at LSP. Beneficial ownership information is based on a Schedule 13D/A filed with the SEC on June 3, 2016. LSP’s mailing address is c/o LSP, Johannes Vermeerplein 9, 1071 DV Amsterdam, Netherlands.

(8)

Consists of (a) 160,814 common shares held by BioPhrase, B.V. (“BioPhrase”), Dr. Logtenberg’s personal holding company, (b) 145,115 common shares held by Dr. Logtenberg, (c) 547,374 vested options to purchase common shares held by Dr. Logtenberg, including options that vest within 60 days following June 30, 2019 and (d) 5,156 restricted stock units held by Dr. Logtenberg that vest within 60 days following June 30, 2019.

Registration Rights Agreements

Registration Rights Agreement with the Investors in the Private Placement

On February 13, 2018, we entered into a Registration Rights Agreement with the investors in the Private Placement, pursuant to which we agreed to register the common shares sold to the investors in the Private Placement. Each investor continues to hold these registration rights until the earliest to occur of (a) all common shares purchased by the investor in the Private Placement having been transferred under an effective registration statement filed with the SEC, (b) such shares being sold or transferred pursuant to Rule 144 promulgated under the Securities Act, or Rule 144, (c) such shares becoming eligible for resale without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144 or (d) the third anniversary of the closing date of the Private Placement.

We have also agreed, among other things, to indemnify the investors, their officers, directors, members, employees and agents, successors and assigns, and each person who controls such investor, from certain liabilities and to pay all fees and expenses (excluding the investors’ legal fees, except legal fees pursuant to their indemnification rights, and any discounts, commissions and fees of securities industry professionals with respect to the sale of the investors’ shares) incurred by us in connection with the registration of the common shares purchased by the investors in the Private Placement.

Registration Rights Agreement with Incyte

We agreed to file a registration statement to cover the resale of the common shares we issued to Incyte pursuant to the Subscription Agreement. We also agreed to use our reasonable best efforts to keep the registration statement effective until the earlier of (a) all of the common shares held by Incyte having been sold pursuant to an effective registration statement or in compliance with Rule 144, (b) at such time when the common shares held by Incyte could, in the opinion of counsel satisfactory to us, be sold by Incyte in a single transaction under the terms of the Subscription Agreement and the volume and manner of sale limitations under Rule 144 of the Securities Act or (c) at such time as the registration statement registering the common shares has been effective for 42 months following the lock-up period of the common shares as specified in the Subscription Agreement.

We have also agreed, among other things, to indemnify Incyte, its partners, members, officers and directors from certain liabilities and to pay all fees and expenses (excluding Incyte’s legal fees) in connection with the registration of Incyte’s common shares.

Registration Rights Agreement with Existing Shareholders

Pursuant to the RRA, certain of our existing shareholders are entitled to the following rights with respect to the registration of their Registrable Securities for public resale under the Securities Act. The registration of Registrable Securities as a result of the following rights being exercised would enable their holders to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective.

Demand Registration Rights

If the holders of, at least, 30% of the Registrable Securities then outstanding request that we effect a registration with respect to all or part of their Registrable Securities, we may be required to register all or part of the Registrable Securities then outstanding. We are obligated to effect at most two registrations in response to these demand registration rights. If the holders requesting registration intend to distribute their Registrable Securities by means of an underwriting, the managing underwriter of such offering has the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If we propose to register any of our common shares under the Securities Act, subject to certain exceptions, the holders of Registrable Securities are entitled to notice of the registration and to include their Registrable Securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering has the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If the holders of our Registrable Securities then outstanding request that we effect a registration of some or all of their Registrable Securities and we are entitled under the Securities Act to register our common shares on a registration statement on Form F-3, we are obligated to effect such registration. We are not obligated to effect a registration pursuant to these F-3 registration rights if (i) the expected aggregate net proceeds from the sale of the Registrable Securities for which registration is requested is equal to or less than $1.0 million or (ii) if, within a given 12-month period, we have already effected two registrations on Form F-3 for the holders of Registrable Securities.

Expenses

Ordinarily, other than underwriting discounts and commissions, we are required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders and blue sky fees and expenses.

Termination of Registration Rights

The registration rights terminate upon the earlier of May 24, 2020, or, with respect to the registration rights of an individual holder, when the holder can sell all of such holder’s Registrable Securities in a three-month period without restriction under Rule 144 under the Securities Act or when its Registrable Securities have been registered under a registration statement that has been declared effective by the SEC and such holder has disposed of its Registrable Securities pursuant to such effective registration statement.

TAXATION

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our common shares. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire common shares. This discussion applies only to a U.S. Holder that holds our common shares as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, known as the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

•

persons holding our common shares as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to our common shares;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax exempt entities, including “individual retirement accounts” and “Roth IRAs”, or government organizations;

•	S corporations or entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our common shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common shares being taken into account in an applicable financial statement;

•	persons that own or are deemed to own ten percent or more of our shares by vote or value; and

•	persons holding our common shares in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common shares and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common shares.

The discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the Netherlands and the United States, or the Treaty, all as of the date of this prospectus, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our common shares who is eligible for the benefits of the Treaty and is:

(1)	a citizen or individual resident of the United States;

(2)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(3)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Holders are encouraged to consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of our common shares in their particular circumstances.

Taxation of Distributions

Subject to the discussion below under “Passive Foreign Investment Company Rules,” distributions paid on our common shares, other than certain pro rata distributions of our common shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment may not apply if we are treated as a PFIC with respect to the U.S. Holder. The amount of a dividend will include any amounts withheld by us in respect of Dutch income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of our common shares or rights to acquire our common shares) will be the fair market value of such property on the date of distribution.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Dutch income taxes withheld from dividends on our common shares at a rate not exceeding the rate provided by the Treaty will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Dutch income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Our Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of our common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if our common shares are treated as traded on an “established securities market” and the U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the United States Internal Revenue Service, or IRS), such holder will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If a U.S. Holder is an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, such holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Passive Foreign Investment Company Rules

Based on the current and anticipated value of our assets, including goodwill, and the current and anticipated composition of our income, assets and operations we do not expect to be a “passive foreign investment company,” or PFIC, for our current taxable year. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure U.S. Holders that the IRS will not take a contrary position. A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the equity.

A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change. In particular, the total value of our assets for purposes of the asset test generally will be calculated using the market price of our common shares, which may fluctuate considerably. Fluctuations in the market price of our common shares may result in our being a PFIC for any taxable year. In addition, the composition of our income and assets is affected by how, and how quickly, we spend the cash we raise in any offering.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our common shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns such common shares, regardless of whether we continue to meet the tests described above unless (1) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (2) the U.S. Holder makes a QEF Election (defined below) with respect to taxable years in which we are a PFIC.

If we are a PFIC for any taxable year, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” that they receive and any gain they realize from a sale or other disposition (including a pledge) of our common shares. Distributions U.S. Holders receive in a taxable year that are greater than 125% of the average annual distributions they received during the shorter of the three preceding taxable years or their holding period for our common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over their holding period for our common shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of our common shares cannot be treated as capital, even if U.S. Holders hold our common shares as capital assets.

Certain elections may be available that would result in alternative treatments. U.S. Holders can avoid the interest charge on excess distributions or gain relating to our common shares by making a mark-to-market election with respect to our common shares, provided that our common shares are “marketable.” Our common shares will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. The adverse consequences of owning stock in a PFIC could also be mitigated if a U.S. Holder makes a valid “qualified electing fund” election, or QEF election, which, among other things, would require a U.S. Holder to include currently in income its pro rata share of the PFIC’s net capital gain and ordinary earnings, based on earnings and profits as determined for U.S. federal income tax purposes. Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period.

If we are or become a PFIC, U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to the ownership and disposition of our common shares and the potential availability of a mark-to-market or QEF election.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under proposed regulations, certain entities) may be required to report information relating to our common shares, subject to certain exceptions (including an exception for our common shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of our common shares.

PLAN OF DISTRIBUTION

We are registering the common shares issued to the selling shareholders to permit the resale of these shares by the holders of the common shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholders and any of their transferees, donees, pledgees or other successors in interest may, from time to time, sell all or a portion of the common shares beneficially owned by the selling shareholders and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that the selling shareholder meets the criteria and conforms to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 (and any successor); and in the case of a principal transaction a markup or markdown in compliance with FINRA 2121.

In connection with sales of common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling shareholders may deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that the selling shareholders may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our common shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by the selling shareholders and, if the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholders are deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, they will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling shareholders have informed us that they are not registered broker-dealers and do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholders will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus or we may be entitled to contribution.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

EXCHANGE CONTROLS

Under the existing laws of the Netherlands, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company. However, payment of dividends by us may be restricted by sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and in our Form 6-Ks incorporated by reference into this prospectus, no material changes have occurred since December 31, 2018.

EXPENSES

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the common shares being registered hereby, other than the SEC registration fee.

SEC registration fee	$15,291
FINRA filing fee	$(1)
Printing expenses	$(1)
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Blue Sky, qualification fees and expenses	$(1)
Transfer agent fees and expenses	$(1)
Miscellaneous	$(1)

Total	$(1)

(1)	These fees are calculated based on the securities offered and accordingly cannot be estimated at this time.

LEGAL MATTERS

The validity of the common shares held by the selling shareholders will be passed upon for us by NautaDutilh N.V. with its address at Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands.

EXPERTS

The consolidated financial statements of Merus N.V. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, included in the Annual Report on Form 20-F filed by Merus N.V. on April 3, 2019, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG Accountants N.V., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of International Financial Reporting Standard 15 Revenue from Contracts with Customers. The registered offices of KPMG Accountants N.V. are located at Laan van Langerhuize 1, 1186 DS Amstelveen, the Netherlands.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Netherlands. A majority of our assets are located outside the United States. As of the date of this prospectus, the majority of our directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Under current practice, the courts of the Netherlands may be expected to render a judgment in accordance with the judgment of the relevant foreign court, provided that such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction over the Dutch company on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of elementary principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands and (iv) is not incompatible with (a) a prior judgment of a Netherlands court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Civil Procedure Code. If no leave to enforce is granted, claimants must litigate the claim again before a competent Dutch court.

Despite any generally recognized choice of law clause for a jurisdiction other than the Netherlands contained in an agreement, a court in the Netherlands (a) may apply overriding mandatory provisions of (i) Netherlands law and (ii) the law of the country where the obligations arising out of such agreement have to be or have been performed, in so far as those overriding mandatory provisions render the performance of such agreement unlawful, (b) may refuse application of a provision of the chosen law if application thereof is manifestly incompatible with the public policy (ordre public) of the Netherlands or the European Union, (c) may, in relation to the manner of performance of such agreement and the steps to be taken in the event of defective performance, have regard to the law of the country where performance of such agreement takes place and (d) will ignore the choice of law clause to the extent it relates to (i) an act of unfair competition or an act restricting free competition, (ii) infringement of an intellectual property right, or (iii) the proprietary aspects of a transfer of title or the granting of security and other proprietary rights.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC at www.sec.gov. Our internet address is www.merus.nl. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our internet address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 3, 2019.

•	Our Reports on Form 6-K filed with the SEC on May 23, 2019, excluding Exhibit 2 thereto, and June 14, 2019 and Exhibit 1 to our Report on Form 6-K filed with the SEC on August 19, 2019.

•

The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on May 11, 2016, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC, which shall be deemed to incorporated by reference into this prospectus when file, and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Merus N.V.

Yalelaan 62

3584 CM Utrecht

The Netherlands

+31 30 253 8800

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference—Incorporation by Reference” above.

7,944,417 Common Shares

Offered by the Selling Shareholders

PROSPECTUS

                , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our current and former directors and such other current or former officer or employee of the Company or its group companies as designated by the board of directors have the benefit of the following indemnification provisions in our Articles of Association:

Indemnified officers shall be indemnified and held harmless for (in each case to the extent this relates to his or her position or former position with us, and in each case to the fullest extent permitted by applicable law):

(a)	any financial losses or damages incurred by such indemnified officer; and

(b)

any expense reasonably paid or incurred by such indemnified officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which he or she becomes involved.

There shall be no entitlement to indemnification as referred to above:

(a)

if a competent court or arbitral tribunal has established, without possibility for appeal, that the acts or omissions of such indemnified officer that led to the financial losses, damages, suit, claim, action or legal proceedings as described above results from either an improper performance of his or her duties as an officer of the Company or an unlawful or illegal act;

(b)

to the extent that his or her financial losses, damages and expenses are covered by an insurance and the insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so); or

(c)

in relation to proceedings brought by such indemnified officer against us, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our Articles of Association or an agreement between such indemnified officer and us that has been approved by our board of directors

We have entered into indemnification agreements with each of our directors. These indemnification agreements may require us, among other things, to indemnify our directors for judgments, settlements, fines, and some expenses, including attorneys’ fees, incurred by a director in any action or proceeding arising out of his or her service as a director, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Item 9. Exhibits.

(a)

Exhibit Number	Exhibit Description	Form	File No.	Exhibit No.	Filing Date

4.1	Articles of Association, currently in effect (English translation)	6-K	001-37773	99.3	06/14/2019

4.2	Registration Rights Agreement, dated February 13, 2018, by and among the Registrant and Investors identified on Exhibit A attached thereto	6-K	001-37773	99.2	02/15/2018

4.3	Share Subscription Agreement, dated December 20, 2016, by and between the Registrant and Incyte Corporation	20-F	001-37773	4.13	04/28/2017

4.4	Registration Rights Agreement, dated May 24, 2016, by and among the Registrant and the shareholders party thereto	6-K	001-37773	4.1	5/27/16

5.1	Opinion of NautaDutilh N.V., Dutch counsel of the Registrant

23.1	Consent of KPMG Accountants N.V.

23.2	Consent of NautaDutilh N.V., Dutch counsel of the Registrant (included in Exhibit 5.1)

24.1	Powers of attorney (included on signature page to the registration statement)

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Utrecht, the Netherlands on August 21, 2019.

MERUS N.V.

By:	/s/ Ton Logtenberg
	Name:	Ton Logtenberg
	Title:	President, Chief Executive Officer and Principal Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ton Logtenberg as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 21, 2019 in the capacities indicated:

Name	Title

/s/ Ton Logtenberg Ton Logtenberg	President, Chief Executive Officer, Principal Financial Officer and Executive Director (Principal Executive Officer)

/s/ Harry Shuman Harry Shuman	VP Controller (Principal Accounting Officer)

/s/ Russell Greig Russell Greig	Chairman of the Board of Directors

/s/ Mark Iwicki Mark Iwicki	Non-Executive Director

/s/ Len Kanavy Len Kanavy	Non-Executive Director

/s/ John de Koning John de Koning	Non-Executive Director

/s/ Anand Mehra Anand Mehra	Non-Executive Director

/s/ Gregory Perry Gregory Perry	Non-Executive Director

/s/ Victor Sandor Victor Sandor	Non-Executive Director

/s/ Sven Ante Lundberg Sven Ante Lundberg	Non-Executive Director

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of MERUS N.V. has signed this registration statement in the City of Utrecht, the Netherlands on August 21, 2019.

Authorized U.S. Representative

Merus US, Inc.

By:	/s/ Ton Logtenberg
	Name:	Ton Logtenberg
	Title:	President